Exhibit 77(k)(f)

July 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Pilgrim Mayflower Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of Pilgrim Mayflower Trust's Form N-SAR report dated June 29, 2001. We agree with the statements concerning our Firm in such Form N-SAR

Very truly yours,

/s/ PricewaterhouseCoopers LLP